Exhibit 99.1
For Immediate Release
SCS Transportation, Inc. Reports First-Quarter 2006 Results
Revenues Increase 13 Percent as Saia Reports Continued Strong Growth
KANSAS CITY, Mo. — April 20, 2006 — SCS Transportation, Inc. (NASDAQ: SCST) today reported first-quarter 2006 revenue of $287 million, an increase of 13 percent from a year earlier. Consolidated operating income was $6.3 million, compared with $9.2 million in the first quarter of 2005. Operating income for the quarter included costs totaling $3.0 million for equity-based compensation as a result of the Company’s increased stock price. Net income for the quarter was $2.4 million and earnings per share were $0.16, compared to $4.0 million and $0.26 a year earlier. The after-tax impact of the equity-based compensation costs was $1.8 million or $0.12 per share.
“Saia continues to grow market share across its 30-state territory and achieved a 39 percent increase in operating income compared with the first quarter of 2005. Jevic’s performance was challenged by decelerating volume that more than offset cost management gains,” said Bert Trucksess, chairman, president and chief executive officer.
Saia First-Quarter Operations
•	Revenue increased 23 percent to $205 million versus the prior-year quarter.

•	Less-than-truckload tonnage increased 15 percent, and LTL yield grew 6 percent.

•	Operating income increased 39 percent, and operating ratio improved to 93.9 percent.
“Saia delivered robust revenue growth again this quarter, with increases in tonnage and yields. The business is benefiting from value-added services, industry consolidation and a good economy. Revenue trends were strong throughout the quarter and across Saia’s entire 30-state network. Saia continues to evaluate opportunities to grow and further increase profitability,” Trucksess said.
Jevic First-Quarter Operations
•	Revenue declined 2 percent to $84 million versus the prior-year quarter.

•	Tonnage declined 5 percent while yield grew 3 percent.

•	Jevic reported an operating loss of $2.3 million, for an operating ratio of 102.8 percent.
“Despite continued service consistency, Jevic volumes were impacted by a combination of increased competitive pressure following recent corporate publicity, an unseasonably warm winter which hurt its freeze protection business, and excess truckload capacity. The volume weakness produced unfavorable operating leverage, which more than offset progress on cost management initiatives,” Trucksess said.

SCS Transportation First-Quarter 2006 Earnings

Jevic’s first-quarter LTL tons were flat compared to the fourth quarter of 2005, while truckload tons decreased 10 percent. As a result of the lower business levels, Jevic reduced its workforce by approximately 8 percent during the quarter.
Equity-Based Compensation and Corporate Expenses
During the quarter the Company’s stock price increased 37 percent, resulting in equity-based compensation charges of $3.0 million, compared to a benefit of $0.2 million in the prior-year quarter. These charges pertain to long-term incentive plans and shares held in nonqualified deferred compensation plans.
The Company also incurred approximately $0.5 million in expenses during the quarter pertaining to resolution of a proxy matter and fees associated with a strategic evaluation process.
Financial Position and Capital Expenditures
Total debt was $122.9 million at March 31, 2006, and debt to total capital stood at 34.6 percent.
Consolidated net capital expenditures for the first quarter were $21.2 million, consisting of $17.8 million at Saia and $3.4 million at Jevic. Capital expenditures at both companies were primarily for revenue equipment. The Company expects net capital expenditures of approximately $110 million in 2006, including the delay of several originally planned 2005 expenditures. Approximately $95 million of this amount applies to Saia and includes investments in strategic real estate.
Evaluation of Strategic Alternatives
On January 24, 2006, the Company announced its Board of Directors had retained Morgan Keegan & Company, Inc. to explore a range of strategic alternatives to enhance shareholder value. The Company noted that there can be no assurance that the exploration of strategic alternatives will result in a transaction.
In light of this ongoing process, and consistent with the Company’s previous comments that it will not provide interim updates on the status of the process, the Company will not conduct a conference call to discuss its first quarter 2006 results.
SCS Transportation, Inc. provides trucking transportation and supply chain solutions to a broad base of customers across the United States. With annual revenue of $1.1 billion, the Company focuses on regional and interregional less-than-truckload (LTL), and selected truckload (TL) and time-definite services. Operating subsidiaries are Saia, a multi-region LTL carrier based in Duluth, Ga., and Jevic, a hybrid LTL and truckload carrier based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 9,400 employees nationwide.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are

SCS Transportation First-Quarter 2006 Earnings
“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; the effects and outcomes of strategic evaluations; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with recent legislation requiring companies to evaluate their internal control over financial reporting and Homeland Security; dependence on key employees; inclement weather; labor relations; integration risks; effectiveness of company-specific performance improvement initiatives; competitive initiatives and pricing pressures; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; the Company’s determination from time to time whether to purchase any shares under the repurchase program; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.
# # #

CONTACT:	Greg Drown
SCS Transportation
816-714-5906
gdrown@scstransportation.com

Matthew Sherman
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
msherman@joelefrank.com

SCS Transportation, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,219	$16,865
Accounts receivable	130,531	126,823
Prepaid expenses and other	36,271	30,557

Total current assets	172,021	174,245

PROPERTY AND EQUIPMENT:
Cost	631,729	620,899
Less: Accumulated depreciation	283,447	275,366

Net property and equipment	348,282	345,533

GOODWILL AND OTHER ASSETS	34,549	34,963

Total assets	$554,852	$554,741

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and checks outstanding	$45,152	$54,941
Wages and employees’ benefits	39,120	43,490
Other current liabilities	38,357	33,156
Current portion of long-term debt	5,000	5,000

Total current liabilities	127,629	136,587

OTHER LIABILITIES:
Long-term debt	117,931	109,913
Deferred income taxes	58,062	58,062
Claims, insurance and other	18,386	21,787

Total other liabilities	194,379	189,762

SHAREHOLDERS’ EQUITY:
Common stock	15	14
Additional paid-in capital	196,772	194,398
Deferred compensation trust	(1,616)	(1,322)
Retained earnings	37,673	35,302

Total shareholders’ equity	232,844	228,392

Total liabilities and shareholders’ equity	$554,852	$554,741

SCS Transportation, Inc. and Subsidiaries
Consolidated Income Statements
For the Quarter Ended March 31, 2006 and 2005
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter
	2006	2005
OPERATING REVENUE	$287,330	$253,288

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	158,733	140,687
Purchased transportation	25,344	21,016
Operating expenses and supplies	64,841	52,134
Operating taxes and licenses	11,291	10,427
Claims and insurance	8,904	8,450
Depreciation and amortization	12,313	11,669
Operating (gains) and losses	(384)	(334)

Total operating expenses	281,042	244,049

OPERATING INCOME	6,288	9,239

NONOPERATING EXPENSES:
Interest expense	2,474	2,421
Other, net	(191)	112

Nonoperating expenses, net	2,283	2,533

INCOME BEFORE INCOME TAXES	4,005	6,706
Income tax provision	1,634	2,734

NET INCOME	$2,371	$3,972

Average common shares outstanding — basic	14,499	15,059

Average common shares outstanding — diluted	14,842	15,419

Basic earnings per share	$0.16	$0.26

Diluted earnings per share	$0.16	$0.26

SCS Transportation, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2006 and 2005
(Amounts in thousands)
(Unaudited)

	2006	2005
OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(721)	$20,559

INVESTING ACTIVITIES:
Acquisition of property and equipment	(22,194)	(16,803)
Proceeds from disposal of property and equipment	979	1,364

Net cash used in investing activities	(21,215)	(15,439)

FINANCING ACTIVITIES:
Borrowing of long-term debt	8,000	—
Repayment of long-term debt	—	(2,735)
Stock option exercises	2,290	925

Net cash from (used in) financing activities	10,290	(1,810)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(11,646)	3,310
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	16,865	7,499

CASH & CASH EQUIVALENTS, END OF PERIOD	$5,219	$10,809

Saia Motor Freight Line, Inc.
Financial Information
For the Quarter Ended March 31, 2006 and 2005
(Amounts in thousands)

	First Quarter		%
	2006	2005	Change
Operating revenue (excluding fuel surcharge)	182,994	153,940	18.9
Operating revenue	204,645	166,965	22.6
Operating income	12,460	8,963
Operating ratio	93.9	94.6

					First Quarter
		First Quarter		%	Amount/Workday		%
		2006	2005	Change	2006	2005	Change
Workdays					64	64

F/S Revenue	LTL	189,491	154,717	22.5	2,960.8	2,417.5	22.5
	TL	15,154	12,248	23.7	236.8	191.4	23.7
	Total	204,645	166,965	22.6	3,197.6	2,608.9	22.6

Revenue excluding	LTL	189,838	155,143	22.4	2,966.2	2,424.1	22.4
revenue recognition	TL	15,182	12,282	23.6	237.2	191.9	23.6
adjustment	Total	205,020	167,425	22.5	3,203.4	2,616.0	22.5

Tonnage	LTL	840	729	15.2	13.12	11.39	15.2
	TL	173	151	14.4	2.71	2.37	14.4
	Total	1,013	880	15.1	15.83	13.76	15.1

Shipments	LTL	1,494	1,309	14.1	23.34	20.45	14.1
	TL	24	21	15.8	0.37	0.32	15.8
	Total	1,518	1,330	14.2	23.71	20.77	14.2

Revenue/cwt.	LTL	11.30	10.64	6.2
	TL	4.38	4.06	8.0
	Total	10.12	9.51	6.4

Revenue/cwt.	LTL	10.03	9.75	2.8
(excluding fuel surcharge)	TL	4.30	4.01	7.2
	Total	9.05	8.77	3.2

Revenue/shipment	LTL	127.07	118.53	7.2
	TL	636.88	596.45	6.8
	Total	135.08	125.94	7.3

Pounds/shipment	LTL	1,124	1,114	0.9
	TL	14,535	14,703	(1.1)
	Total	1,335	1,325	0.8

Jevic Transportation, Inc.
Financial Information
For the Quarter Ended March 31, 2006 and 2005
(Amounts in thousands)

	First Quarter		%
	2006	2005	Change
Operating revenue (excluding fuel surcharge)	74,722	79,570	(6.1)
Operating revenue	84,208	86,323	(2.5)
Operating income (loss)	(2,341)	518
Operating ratio	102.8	99.4

					First Quarter
		First Quarter		%	Amount/Workday		%
		2006	2005	Change	2006	2005	Change
Workdays					64	63

F/S Revenue	LTL	54,437	56,032	(2.8)	850.6	889.4	(4.4)
	TL	27,590	27,586	—	431.1	437.9	(1.5)
	Other	2,181	2,705	(19.4)	34.1	42.9	(20.6)
	Total	84,208	86,323	(2.5)	1,315.8	1,370.2	(4.0)

Revenue excluding	LTL	54,635	56,118	(2.6)	853.7	890.8	(4.2)
revenue recognition	TL	27,690	27,628	0.2	432.7	438.5	(1.3)
adjustment	Other	2,181	2,705	(19.4)	34.1	42.9	(20.6)
	Total	84,506	86,451	(2.2)	1,320.5	1,372.2	(3.8)

Tonnage	LTL	252	261	(3.3)	3.94	4.14	(4.8)
	TL	286	303	(5.8)	4.47	4.82	(7.3)
	Total	538	564	(4.7)	8.41	8.96	(6.1)

Shipments	LTL	206	223	(7.6)	3.23	3.55	(9.1)
	TL	34	35	(2.9)	0.54	0.56	(4.4)
	Total	240	258	(7.0)	3.77	4.11	(8.4)

Revenue/cwt.	LTL	10.84	10.77	0.7
	TL	4.84	4.55	6.4
	Total	7.65	7.42	3.1

Revenue/cwt.	LTL	9.59	9.90	(3.1)
(excl. fuel surcharge)	TL	4.28	4.19	2.4
	Total	6.77	6.83	(0.8)

Revenue/shipment	LTL	264.69	251.10	5.4
	TL	804.94	779.97	3.2
	Total	341.86	323.45	5.7

Pounds/shipment	LTL	2,441	2,332	4.7
	TL	16,622	17,133	(3.0)
	Total	4,483	4,372	2.5